SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 2*)

Tucows Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

898697206
(CUSIP Number)

January 8, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[x] Rule 13d-1(c)

[_] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

* This Schedule 13G operates as an amendment to the Schedule 13D filed by the reporting persons with respect to Tucows Inc. on December 20, 2022.

CUSIP No.	898697206

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Blacksheep Fund Management Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

915,154

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

915,154

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

915,154

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

CUSIP No.	898697206

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Blacksheep Master Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

915,154

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

915,154

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

915,154

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

CUSIP No.	898697206

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Herdwick Capital Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

915,154

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

915,154

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

915,154

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC

CUSIP No.	898697206

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Alexis Fortune

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) [_]
(b) [_]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Ireland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

915,154

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

915,154

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

915,154

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	[_]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.4%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

CUSIP No.	898697206

Item 1.	(a).	Name of Issuer:

Tucows Inc.

	(b).	Address of issuer's principal executive offices:

96 Mowat Avenue Toronto, Ontario M6K 3M1 Canada

Item 2.	(a)-(c).	Name Principal Business Address, and Citizenship of Person Filing:

Blacksheep Fund Management Ltd. Rock House, Main Street, Blackrock Co. Dublin, Ireland A94 YY39

Blacksheep Master Fund Ltd. c/o Mourant Governance Services 94 Solaris Avenue, Camana Bay, PO Box 1348 Grand Cayman KY1-1108
Herdwick Capital Ltd. Rock House, Main Street, Blackrock Co. Dublin, Ireland A94 YY39

Alexis Fortune Rock House, Main Street, Blackrock Co. Dublin, Ireland A94 YY39

Item 2.	(d)	Title of class of securities:

Common Stock

Item 2.	(e).	CUSIP No.:

898697206

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act.

	(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act.

	(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	[_]	Investment company registered under Section 8 of the Investment Company Act.

	(e)	[_]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	[_]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	[_]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

		Blacksheep Fund Management Ltd.	915,154 shares
		Blacksheep Master Fund Ltd.	915,154 shares
		Herdwick Capital Ltd.	915,154 shares
		Alexis Fortune	915,154 shares

	(b)	Percent of class:

		Blacksheep Fund Management Ltd.	8.4%
		Blacksheep Master Fund Ltd.	8.4%
		Herdwick Capital Ltd.	8.4%
		Alexis Fortune	8.4%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

		Blacksheep Fund Management Ltd.	0 shares
		Blacksheep Master Fund Ltd.	0 shares
		Herdwick Capital Ltd.	0 shares
		Alexis Fortune	0 shares

(ii) Shared power to vote or to direct the vote

		Blacksheep Fund Management Ltd.	915,154 shares
		Blacksheep Master Fund Ltd.	915,154 shares
		Herdwick Capital Ltd.	915,154 shares
		Alexis Fortune	915,154 shares

(iii) Sole power to dispose or to direct the disposition of

		Blacksheep Fund Management Ltd.	0 shares
		Blacksheep Master Fund Ltd.	0 shares
		Herdwick Capital Ltd.	0 shares
		Alexis Fortune	0 shares

(iv) Shared power to dispose or to direct the disposition of

		Blacksheep Fund Management Ltd.	915,154 shares
		Blacksheep Master Fund Ltd.	915,154 shares
		Herdwick Capital Ltd.	915,154 shares
		Alexis Fortune	915,154 shares

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [_].

N/A

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

N/A

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 17, 2024
(Date)

Blacksheep Fund Management Ltd* By: /s/ Alexis Fortune
(Signature)

Alexis Fortune, Chief Executive Officer
(Name/Title)

Blacksheep Master Fund Ltd By: Blacksheep Fund Management Ltd, its investment manager By: /s/ Alexis Fortune
(Signature)

Alexis Fortune, Chief Executive Officer
(Name/Title)

Herdwick Capital Ltd* By: /s/ Alexis Fortune
(Signature)

Alexis Fortune, Director
(Name/Title)

/s/ Alexis Fortune*
Alexis Fortune

* This reporting person disclaims beneficial ownership of these reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that any such person is the beneficial owner of these securities for purposes of Section 16 of the U.S. Securities Exchange Act of 1934, as amended, or for any other purpose.

EXHIBIT A

AGREEMENT

The undersigned agree that this Schedule 13G Amendment number 2 dated January 17, 2024 relating to the Common Stock of Tucows Inc. shall be filed on behalf of the undersigned.

Blacksheep Fund Management Ltd By: /s/ Alexis Fortune
(Signature)

Alexis Fortune, Chief Executive Officer
(Name/Title)

Blacksheep Master Fund Ltd By: Blacksheep Fund Management Ltd, its investment manager By: /s/ Alexis Fortune
(Signature)

Alexis Fortune, Chief Executive Officer
(Name/Title)

Herdwick Capital Ltd By: /s/ Alexis Fortune
(Signature)

Alexis Fortune, Director
(Name/Title)

/s/ Alexis Fortune
Alexis Fortune